CombiMatrix Corporation Reports First Quarter 2016

Financial and Operating Results

Revenues Increase 28% to $3.0 Million on Record Reproductive Health

Genetic Screening Test Volume and Higher Average Revenue per Test

Conference Call Begins Today at 4:30 p.m. Eastern Time

IRVINE, Calif. (May 4, 2016) – CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for pre-implantation genetic diagnostics and screening, miscarriage analysis, prenatal and pediatric diagnostics, today reported financial results for the three months ended March 31, 2016.

“We are reporting another exceptional quarter of financial progress, with 28% revenue growth, expanded gross margin, increased cash collections and well managed operating expenses,” said Mark McDonough, CombiMatrix President and CEO. “Our growth was driven by a 39% increase in reproductive health revenue on an 18% increase in test volume, reflecting higher average revenue per test. We are particularly pleased with our performance in miscarriage analysis testing, with revenues up 43% on 13% test volume growth. We also benefited from better productivity from our newer sales representatives, which contributed to an 18% increase in our customer base.

“We anticipate that various industry dynamics will favorably impact our business,” he added. “In March, the two leading associations in women’s healthcare, the American College of Obstetricians and Gynecologists (ACOG) and the Society for Maternal-Fetal Medicine (SMFM), issued revised practice bulletins recommending that all women regardless of age or other risk factors are offered prenatal genetic testing. These bulletins reiterated the need to perform confirmatory testing when screening tests reveal positive results for fetal abnormalities. Additionally, a number of health plans, including Cigna and several in the Blue Cross Blue Shield network, have recently revised their medical policies to cover chromosomal microarray testing for recurrent pregnancy loss. We believe that more health plans will follow suit based on the growing clinical support for this valuable patient information.

“We are firmly focused on growth and a path toward profitability, supported by tight execution of our business strategy,” said Mr. McDonough. “This year we plan to expand our IVF testing portfolio and expect to increase physician adoption through more clinical validation, improved marketing developed from the insights from our newly appointed Scientific Advisory Board, and greater productivity from our sales organization. We also are seeking opportunities to build upon our leadership position in the growing reproductive health diagnostics market and enhance shareholder value through partnerships and other business development alternatives. With the completion of an $8 million financing in late March, we are well positioned to execute on our plans.”

First Quarter Financial and Operational Highlights (all comparisons are with the first quarter of 2015)

●	Total revenues of $3.0 million, up 28%
●	Reproductive health revenues of $2.2 million, up 39%
●	Reproductive health test volume of 1,426, up 18%
●	Number of billable customers reaches 264, up 18%
●	Cash collections of $2.5 million, up 15%
●	Closed $8.0 million underwritten public offering in March of 2016
●	Launched CombiPGD™ - Preimplantation Genetic Diagnosis for Single Gene Disorders and Chromosomal Translocations
●	Formed Scientific Advisory Board

1

	Volumes				Revenues (in 000's)
	Q1 '16	Q1 '15	# ∆	% ∆	Q1 '16	Q1 '15	$ ∆	% ∆
Prenatal	264	324	(60)	(19%)	$321	$422	$(101)	(24%)
Miscarriage analysis	995	882	113	13%	1,622	1,132	490	43%
PGS	167	-	167	-	222	-	222	-
Subtotal - reproductive health	1,426	1,206	220	18%	2,165	1,554	611	39%
Pediatric	452	467	(15)	(3%)	500	497	3	1%
Subtotal - all arrays	1,878	1,673	205	12%	2,665	2,051	614	30%
Non-array tests	770	672	98	15%	265	236	29	12%
Total - all tests	2,648	2,345	303	13%	2,930	2,287	643	28%
Royalties					42	42	-	0%
Total revenues					$2,972	$2,329	$643	28%

Financial Results

Total revenues for the first quarter of 2016 increased 28% to $3.0 million from $2.3 million for the first quarter of 2015. Revenues for the first quarter of 2016 were comprised of $2.9 million of diagnostic services revenue and $42,000 in royalties. Reproductive health diagnostic test revenue, which includes prenatal microarrays, miscarriage analysis and PGS, increased 39% to $2.2 million and related testing volumes increased 18% to 1,426. The first quarter 2016 revenue increase was driven partially by higher test volumes, particularly from miscarriage analysis and PGS testing, but primarily by higher average revenue per test in miscarriage analysis testing.

Total operating expenses were $4.4 million for the first quarter of 2016, compared with $4.1 million for the first quarter of 2015. The increase was due primarily to an increase in cost of services related to higher test volumes and from an increase in sales and marketing expenses related to sales force expansion. Gross margins for the first quarter of 2016 improved to 51.6% from 46.2% for the first quarter of 2015 due primarily to improved average reimbursement on miscarriage analysis testing.

The net loss for the first quarter of 2016 was $1.5 million, or $1.73 per share, compared with a net loss for the first quarter of 2015 of $1.8 million, or $2.24 per share. Net loss attributable to common stockholders for the first quarter of 2016 was $3.1 million, or $3.63 per share, compared with a net loss attributable to common stockholders for the first quarter of 2015 of $2.7 million, or $3.37 per share. The higher net loss attributable to common stockholders in 2016 reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed on March 24, 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend recognized in 2015 from the repurchase of those securities upon closing of our public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February of 2016.

The Company reported $6.6 million in cash, cash equivalents and short-term investments as of March 31, 2016, compared with $3.9 million as of December 31, 2015. The Company used $1.7 million in cash to fund operating activities during the first quarter of 2016, compared with $1.2 million to fund operating activities during the comparable period in 2015. The increase in net cash used to fund operating activities in 2016 resulted primarily from the timing of the purchase of inventory supplies, coupled with higher overall headcount in early 2016 compared with 2015.

2

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions. The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers. A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm.

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 97075128. The webcast of the call will be archived for 30 days on the Company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, miscarriage analysis, prenatal and pediatric diagnostics, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: whether revised practice bulletins from leading healthcare organizations will result in increased adoption of our diagnostic tests; whether revised medical policies by third-party insurers will result in increased reimbursement for our diagnostic tests; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

3

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Diagnostic services	$2,930	$2,287
Royalties	42	42
Total revenues	2,972	2,329

Operating expenses:
Cost of services	1,419	1,230
Research and development	143	157
Sales and marketing	1,336	1,190
General and administrative	1,526	1,475
Patent amortization and royalties	25	25
Total operating expenses	4,449	4,077
Operating loss	(1,477)	(1,748)

Other income (expense):
Interest income	4	3
Interest expense	(18)	(20)
Total other income (expense)	(14)	(17)
Net loss	$(1,491)	$(1,765)

Deemed dividend paid for right to repurchase Series E convertible preferred stock	$(656)	$-
Deemed dividends from issuing Series E convertible preferred stock and warrants	890	(890)
Deemed dividends from issuing Series F convertible preferred stock and warrants	(1,877)	-
Net loss attributable to common stockholders	$(3,134)	$(2,655)

Basic and diluted net loss per share	$(1.73)	$(2.24)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	(0.76)	-
Deemed dividends from issuing Series E convertible preferred stock	1.03	(1.13)
Deemed dividends from issuing Series F convertible preferred stock	(2.17)	-
Basic and diluted net loss per share attributable to common stockholders	$(3.63)	$(3.37)

Basic and diluted weighted average common shares outstanding	863,931	786,431

CONSOLIDATED BALANCE SHEET INFORMATION:
	March 31, 2016	December 31, 2015

Total cash, cash equivalents and short-term investments	$6,608	$3,901
Total assets	$11,204	$7,922
Total liabilities	$2,521	$2,066
Total stockholders’ equity	$8,683	$5,856

# # #

4